SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
FILED BY THE REGISTRANT ☐
FILED BY A PARTY OTHER THAN THE REGISTRANT ☑
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☑      Definitive Additional Materials
☐      Soliciting Material under Rule 14a-12
INSITE VISION INCORPORATED
(Name of the Registrant as Specified In Its Charter)
PINTO TECHNOLOGY VENTURES, L.P.
PINTO TECHNOLOGY VENTURES GP, L.P.
PINTO TV GP COMPANY LLC
EVAN S. MELROSE, M.D.
MATTHEW S. CRAWFORD
RICK D. ANDERSON
TIMOTHY P. LYNCH
TIMOTHY McINERNEY
ROBERT O’HOLLA
ANTHONY J. YOST
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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                  PTV Sciences
PROTECT YOUR INVESTMENT — VOTE THE ENCLOSED GOLD PROXY CARD TODAY!!!
September 2, 2008
Dear Fellow Stockholder:
IT IS TIME TO DEMAND WHAT YOU DESERVE!
•	A BOARD THAT REPRESENTS STOCKHOLDERS AND IS INDEPENDENT OF MANAGEMENT

•	A CEO CAPABLE OF LEADING A MULTI-PRODUCT, PUBLICLY TRADED, COMMERCIAL STAGE COMPANY

•	HONEST COMMUNICATIONS — A REAL PLAN FOR GROWTH FROM A TEAM YOU CAN TRUST
* * * * * * * *
SEPARATING FACT FROM FICTION
     Recently, InSite’s Board of Directors has made some serious allegations against Pinto Technology Ventures, L.P. Consistent with our commitment to open communications with stockholders, it is time to set the record straight and to separate the facts from the fiction being disseminated by the company:

FICTION #1: “PTV is attempting to take control of your company without paying a premium.”	FACT: PTV is not proposing to fill the Board with PTV insiders. Only two of our nominees—Evan Melrose, M.D. and Rick Anderson—are at all affiliated with PTV. Even the company has publicly acknowledged that two board seats is appropriate for a significant stockholder such as PTV.[1]

Our other four nominees are independent of PTV. We selected them based on their experience and complementary skill sets, which we believe are appropriate for a publicly traded, commercial stage company. In contrast, the current Board has only added one new director this decade and has demonstrated an inability to act independently of management. The company’s CEO has presided over the company for the last 15 years, while the trading price of the company’s common stock has plummeted by 95% from $10.75 at the IPO in 1993 to $0.54 as of August 29, 2008. The response of the “independent” directors, who themselves only own 0.17% of the company’s outstanding stock, was to reward him in 2007 with a 91% increase in compensation and a golden parachute worth approximately $2.0 million.[2]

FICTION #2: “PTV has chosen to initiate the proxy contest.”	FACT: PTV has been engaged in discussions and negotiations with InSite for many months in an attempt to provide strategic direction for the benefit of all stockholders. We sought to avoid this proxy solicitation by meeting with company management and the Board on numerous occasions and recommending specific actions for consideration, none of which were acted upon. PTV followed the company’s stated procedures for proposing individuals for consideration by the nominating and corporate governance committee for nomination by the company. However, the committee failed to even interview any of these candidates. Ultimately, when it became clear that the Board was not serious about implementing necessary changes, PTV had no recourse other than to embark on the proxy contest as our last resort.

FICTION #3: “Unlike PTV, current management does not need 100 days to formulate a plan for the company.”	FACT: PTV has requested since January that management develop and articulate a clear plan for the company. It was not until faced with this proxy contest that management publicly disclosed its “plan” on the recent earnings call, which was held after the market closed on August 11, 2008. While the current Board would like you to applaud them for this step, stockholders must remember that this management team has failed to meet its publicly disclosed guidance concerning corporate product development and commercialization timelines in the past. On August 12, 2008—the first trading day following the disclosure of management’s “plan"—the stock price fell approximately 17%. Do stockholders not like management’s plan or after years of missed guidance do they just question the ability of this management team to make good on it?

In response to PTV’s offer to settle this proxy contest, the current Board proposed to wait until after the annual meeting to “develop” a succession plan. If the current Board is serious about change, why wait for the outcome of a proxy contest? Unlike the current Board, PTV has not waited; instead, we have already engaged a national search firm to locate a CEO more appropriate for a multi-product, publicly traded, commercial stage company.

FICTION #4: “Management has concluded a $60 million ’non-dilutive’ financing.”	FACT: Just because a financing is not in the form of equity, does not mean it is not harmful to stockholders. In connection with this debt financing, the Company paid total transaction costs, including placement fees to its investment banker, of $4.2 million. The debt accrues cash interest at an annual rate of 16%, or $9.6 million per year. If the company repays the loan before 2012, it must also pay an additional redemption penalty of up to 8%. These significant cash obligations certainly do dilute earnings for stockholders!

FICTION #5: The current board is an “independent, experienced board focused on enhancing value.”	FACT: The current Board has taken steps that are questionable, at best. For instance, despite explicit authorization to engage an outside consultant for purposes of determining executive compensation, the compensation committee refused to do so in 2007 when increasing the CEO’s compensation by 91% and providing him with a golden parachute worth approximately $2.0 million.[3]

The Board has not appointed an audit committee financial expert, “given the Company’s current needs and financial position.”[4] If the Company’s needs and financial position don’t require a financial expert when the Company borrows $60 million at 16% interest, when would they?

The Board has also ignored best practices of corporate governance by appointing neither an independent chairman nor a lead outside director independent of management. Our nominees are intent on implementing corporate governance best practices to further the interests of all stockholders.

FICTION #6: Two of PTV’s nominees	FACT: ALL of PTV’s nominees have current and/or prior experience on boards of directors:
“have no board experience at all.”
• Anderson: Served as the Group Chairman at Cordis Corporation (a $4 billion division of Johnson & Johnson). He also serves on several private company and non-profit boards.

• Lynch: Serves on the boards of four public companies: Nabi Biopharmaceuticals, Allos Therapeutics, Aradigm Corporation and Bioform Medical. He has also served as chief financial officer of several public and private biopharmaceutical companies, including Tercica and Intermune.

• McInerney: Serves on the boards of two public companies:

Manhattan Pharmaceuticals and Ziopharm Oncology. Previously served as a director of multiple public and private companies, including Repros Therapeutics.

• Melrose: Currently serves on the board of publicly held Bioform Medical and has served on the boards of numerous private companies, non-profits and organized medicine.

• O’Holla: Has served as the Chairman of the board of the Regulatory Affairs Professional Society and on the board of the American National Standards Institute. For 13 years, he chaired the Technology and Regulatory Advisory Committee at Advamed (Advanced Medical Technology Association).

• Yost: Served on the board of the American Chamber of Commerce chapter while in Portugal and is currently a member of the Purdue University School of Pharmacy Industrial Advisory Board. In contrast, based on public filings, besides serving as directors at InSite Vision, only two of the company’s current independent directors have any public company board experience.

FICTION #7: PTV’s	FACT: FIVE of PTV’s nominees have ophthalmic experience:
nominees have “no ophthalmic experience.”

• Anderson: Worked almost one quarter of his career with Allergan, Inc., a global leader in eyecare.

• Lynch: No direct ophthalmic experience, but 11 years of biopharmaceutical experience.

• McInerney: Assisted two ophthalmic start-up companies in securing initial capital and recruiting management. Additionally, McInerney had a position at Bristol Myers Squibb with a primary focus on anti-infective products and has a degree in pharmacy.

• Melrose: As a physician, Dr. Melrose has been prescribing treatment for ophthalmic disorders for over a decade. He is on faculty at Baylor College of Medicine (formerly UCSF, Kaiser, and University of Pennsylvania). Dr. Melrose is also on the board of a private multi-product commercial stage ophthalmic company with international distribution.

• O’Holla: As former Worldwide Vice President of Regulatory Affairs of Johnson & Johnson, O’Holla was responsible for solving regulatory issues for J&J’s ophthalmic businesses, including Vistakon and IOLab.

• Yost: While at Innovex (one of the largest pharmaceutical sales forces in North America with almost 3000 sales reps) he has overseen efforts to deploy multiple sales teams focused on ophthalmic products (including anti-infectives), promoting to both primary care physicians and eye care specialists, on behalf of leading ophthalmic companies. Mr. Yost also has a degree in pharmacy and almost 10 years of clinical experience.

PTV has also received a commitment from world-renowned ophthalmologist Steven Slade, M.D. to lead a portfolio review and enhance the capabilities of InSite’s scientific advisory board. In 2007, Dr. Slade was selected to receive the Barraquer Award, the top award in the field, given annually to one surgeon in the world by the largest professional association in ophthalmology.

FICTION #8: “InSite has made every attempt to settle this contest.”	FACT: While PTV initially proposed 6 nominees for the Board in connection with this contest, in an attempt to preserve the company’s resources and promote the best interests of all stockholders, on August 6, 2008, PTV reached out to the Company and offered to settle this contest in return for:

• Board seats for 2 PTV representatives on a 7-person board;

• representation as chairperson of each of the compensation and nominating and governance committees;

• assurances that PTV representatives would be retained in these capacities in the future; and

• InSite’s immediate commencement, and formal announcement, of a search for a new CEO qualified to run a commercial stage company.
In return, on August 8, 2008, InSite counter-proposed:

• Board seats for 2 PTV representatives (while diluting their voting interest by increasing the size of the Board to 8);

• non-chair membership on each of the compensation and nominating committees (while diluting their voting interests on these committees by increasing the size of each of the committees by one); and

• after the 2008 annual meeting, the Board would “develop a succession plan” for CEO, but refused to commit to a CEO transition.

Under the terms of InSite’s so-called “settlement offer,” the PTV representatives on the Board and committees were “subject to the review and approval [of InSite’s] nominating committee” and could be immediately removed from their positions if PTV’s beneficial ownership percentage of the Company’s stock fell below its current 10.8% level (including as a result of dilution from the exercise of stock options or the issuance of any additional equity, actions that would be controlled by the current board and management team).

InSite also demanded that PTV waive any and all proxy rights related to Board composition through the 2010 annual meeting of stockholders—even if our representatives had been removed following a dilutive event—which would allow for up to 3 more years of mismanagement!

While we remain open to discussions with the Board, to date, the company has NEVER provided a REASONABLE plan to affect a NEAR TERM CEO transition and assurance of meaningful stockholder representation and new independent voice on the Board.
* * * * * * * *

INSITE VISION’S RECENT STOCK PERFORMANCE
     Now that we’ve set the record straight, let’s take a look at how the current Board and management team have done over the past two years.

Aug 28, 2008 :
InSite Vision
AMEX BioTech Index
Dow Jones
NASDAQ
S&P 500
20%
0%
-20%
-40%
-60%
-80%
©2008 Yahoo! Inc.
2006
Jul
Oct
2007
Apr
Jul
Oct
2008
Apr
Jul

* * * * * * * *
IT IS TIME TO FACE THE COLD HARD FACTS
•	LONG TERM VALUE DESTRUCTION: Not only has the stock performed poorly since mid-2006 as reflected in the table above, but since 1993, the stock price has PLUMMETED 95% from the IPO price of $10.75!

•	COMPLETE MISALIGNMENT OF INCENTIVES: Although the stock price has declined nearly 80% since May 2006, the CEO’s total compensation has been increased by 91% between 2006 and 2007.

•	NEW DIRECTORS ARE NEEDED: The average term of service for the Company’s current directors is approximately 11 years, and the current CEO has been in place for more than 15 years. The Board lacks a “financial expert,” meaningful compensation discipline and any independent lead director who would implement a pro-stockholder agenda.

•	A NEW CEO IS NEEDED: The Company needs a qualified CEO more appropriate for a multi-product, publicly traded, commercial stage company.
     The current Board and management team have had enough chances. As stockholders, we deserve better!
* * * * * * * *

IT IS TIME FOR A NEW CEO AND A NEW BOARD TO IMPLEMENT CHANGE
     We have nominated Rick D. Anderson, Timothy P. Lynch, Timothy McInerney, Evan S. Melrose, M.D., Robert O’Holla and Anthony J. Yost as our six highly qualified candidates for election to the InSite Board of Directors at the Annual Meeting of Stockholders scheduled to be held on September 22, 2008.
     Our six nominees are committed to creating value for all stockholders. They plan to establish new executive leadership, upgrade corporate governance practices, improve operational performance, develop a fully-integrated strategic plan and improve communication and transparency with stockholders. We believe InSite has the potential, with the right Board and management team, to generate significant value for all InSite stockholders.
     If elected, our nominees intend to create a new vision and strategy that will result in a repositioning of InSite and that we believe will increase stockholder value.
     PLEASE VOTE FOR OUR NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD, OR VOTING BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED ON THE ENCLOSED GOLD PROXY CARD, TODAY!
     Every vote is important. Regardless of the number of shares you own, we urge you to support our nominees. Every vote counts! If you have any questions or require assistance voting your proxy, please contact MacKenzie Partners, Inc. at (800) 322-2885 or by email at insiteproxy@mackenziepartners.com.
     We thank you for your continued support.

Very truly yours, On Behalf of Pinto Technology Ventures, L.P.
By:	Evan S. Melrose, M.D.
Title: Managing Director, PTV Sciences

     In connection with InSite Vision Incorporated’s upcoming 2008 annual meeting of stockholders (the "Annual Meeting”), Pinto Technology Ventures, L.P. (“PTV”), has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “PTV Proxy Statement”) and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.

IMPORTANT
     Your vote is important, no matter how many or how few shares you own. To vote your shares, please sign, date and return the GOLD proxy card. You may also vote by phone or on the Internet by following the instructions on the GOLD proxy card. Do not return any WHITE proxy card that you receive from management. If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., which is assisting us in this matter, toll-free at (800) 322-2885 or insiteproxy@mackenziepartners.com.
Stockholders can vote by mail, telephone or internet by following the instructions on the enclosed GOLD proxy card.
If you have questions or need assistance voting your shares please contact:
105 Madison Avenue
New York, New York 10016
insiteproxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

[1]	Company’s Definitive Additional Materials dated August 22, 2008.

[2]	Company’s 2008 Annual Meeting Proxy statement.

[3]	Company’s 2008 Annual Meeting proxy statement.

[4]	Company’s 2008 Annual Meeting proxy statement.